EXHIBIT 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

                    www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859

Contacts:

(Analysts)	Matthew Stroud	(407) 245-6458
(Media)	Rich Jeffers	(407) 245-4189

FOR RELEASE

December 23, 2008

3:00 PM ET

DARDEN RESTAURANTS COMPLETES IMPAIRMENT TESTING,

FINDS NO IMPAIRMENT OF INTANGIBLE ASSETS IN SECOND QUARTER

ORLANDO, FL, December 23 – Darden Restaurants, Inc. (NYSE: DRI) today reported that it had completed its testing for impairment of intangible assets for the second quarter ended November 23, 2008, concluding there was no impairment to the Company’s intangible assets, including goodwill. The Company had previously announced in its December 18, 2008 press release that it was performing impairment testing for its intangible assets, including goodwill, in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.

The Company conducts an annual impairment test of goodwill and other intangible assets during the fourth quarter of each fiscal year. Given the uncertainty surrounding the global economy and stock price volatility generally, and volatility in the Company’s stock price in particular, the Company conducted an impairment test of its goodwill and other intangible assets at the end of the second quarter.

The assessment of intangible asset impairment under SFAS No. 142 requires significant judgments and assumptions such as the amount and timing of future cash flows, forecasted sales and profitability from existing and new restaurants, future capital expenditures, growth rates and discount rates that reflect current market conditions, to arrive at a fair value for each of the Company’s restaurant concepts. The total of these fair values is then reconciled to the Company’s estimated market capitalization and each restaurant concept’s fair value is compared to its carrying value, including intangible assets.

On November 23, 2008, the Company had $520 million and $455 million of goodwill and other intangible assets, respectively, related primarily to LongHorn Steakhouse and The Capital Grille concepts. Based on the results of the test, no write-downs or impairment charges were required at that time in relation to the goodwill and other intangible assets.

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Although the Company determined that its goodwill and other intangible assets were not impaired for the second quarter ended November 23, 2008, the estimate of fair value is an integral part of the impairment determination and is sensitive to the judgments and assumptions established by management. As such, factors including a decline in the market value of the Company as well as the market value of others in the restaurant industry, declines in sales at the Company’s restaurants beyond current forecasts, increases in the cost of capital and significant adverse changes in the restaurant industry operating environment could result in a future impairment charge. Additional information regarding the Company’s intangible asset impairment testing will be included in the Company’s Form 10-Q report for the period ending November 23, 2008, which is expected to be filed with the Securities and Exchange Commission (SEC) on or before January 2, 2009.

Darden Restaurants, Inc. (NYSE: DRI), headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with almost $6.7 billion in annual sales and approximately 180,000 employees. The Company owns and operates over 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.Darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to combine and integrate the business of RARE Hospitality International, Inc., achieve synergies and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting, disruptions in the financial markets, possible impairment of goodwill or other assets and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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